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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 27, 1995, with respect to the consolidated fi-nancial statements of operations, shareholders' equity and cash flows and schedule of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) for the year ended November 30, 1994 included in the Registration Statement (Form S-4) and related Prospectus of Vencor, Inc. for the registra-tion of $300 million Guaranteed Senior Subordinated Notes.

                                       Ernst & Young LLP

Los Angeles, California
June 29, 1998